Exhibit 99

                           Press Release

                               Dated

                         December 20,1996















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                           PRESS RELEASE

Today's Date:       December 20, 1996             For Information Contact:
                                                  Jerry Chancellor, President

Release Date:       Immediate

                    Jacksonville Bancorp, Inc.

     Jacksonville, Texas, December 20, 1996 - Jacksonville Bancorp, Inc. (NASDAQ: JXVL) the holding company for Jacksonville Savings and Loan Association of Jacksonville, Texas today reported net income of $1.58 million, or $.64 per share for the year ended September 30, 1996 compared with net income of $1.39 million or $.56 per share for the year ended September 30, 1995.

     Jacksonville Bancorp, Inc. completed a second step conversion on March 29, 1996 wherein 1,618,409 shares of stock was sold at $10.00 per share. Outstanding public shares of common stock of Jacksonville Savings and Loan Association were converted into common shares of Jacksonville Bancorp at a ratio of 1.41785 shares for every one share of Jacksonville Savings and Loan.

     Although only the last two quarters were affected, the investment of the proceeds from the stock offering favorably impacted net interest income for the year. Net interest income for the year ended September 30, 1996 was $6.9 million compared to $6.1 million for the same period in 1995. There was substantial growth in the Company's loan portfolio as well as in the mortgage backed securities portfolio.

     Noninterest Income for the year ended September 30, 1996 totaled $1.3 million compared to $.9 million for the year ended September 30,1995.

     Noninterest Expense for the year increased by $.8 million primarily due to legislation providing that thrifts pay a one-time assessment to recapitalize SAIF. Jacksonville Savings and Loan Association's portion of the assessment amounted to $1.07 million, which significantly impacted the income for the year.

     Jacksonville Bancorp, Inc. had assets of $217.9 million at September 30, 1996. Stockholders equity increased from $20.3 million to $35.4 million for the twelve month period ended September 30, 1996.

     Jacksonville Bancorp, Inc.'s wholly owned subsidiary, Jacksonville Savings and Loan Association of Jacksonville, Texas operates five full service branches throughout East Texas.